SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported) January 23, 2007
E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)
1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)
Registrant’s telephone number, including area code: (302) 774-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition
SIGNATURE

Item 2.02 Results of Operations and Financial Condition
     On January 23, 2007, the Registrant announced its consolidated financial results for the quarter ended December 31, 2006. A copy of the Registrant’s earnings news release is furnished on Form 8-K. The information contained in Item 2.02 of this report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY (Registrant)

/s/ Barry J. Niziolek

Barry J. Niziolek
Vice President and Controller
January 23, 2007

January 23, 2007	Contact:	Anthony Farina
WILMINGTON, Del.		302-774-4005
Anthony.r.farina@usa.dupont.com
DuPont Records Strong Earnings Growth in 4Q and Full Year 2006;
Company Expects to Grow 2007 Earnings to $3.15 Per Share
Highlights
•	Fourth quarter 2006 earnings were $.94 per share, compared to fourth quarter 2005 earnings of $.16 per share.

•	Excluding significant items, fourth quarter 2006 earnings were $.45 per share, compared to the $.13 per share hurricane-impacted fourth quarter 2005.

•	Sales grew 8 percent reflecting 4 percent higher volume, 2 percent higher local selling prices and 2 percent favorable currency.

•	Raw material costs were about $80 million or 3 percent higher than fourth quarter 2005.

•	Fourth quarter 2006 fixed costs were flat and improved as a percentage of sales by 4 percentage points versus 2005.

•	Segment pretax operating margin excluding significant items improved 4 percentage points versus fourth quarter 2005.

•	Full-year 2006 earnings were $3.38 per share versus $2.07 in 2005. Earnings before significant items were $2.88 per share for the year 2006, compared to $2.34 for 2005, up 23 percent.
          “This was a strong fourth quarter for our company with improved business results across the board and strong growth outside of the United States,” said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. “For the year, earnings per share grew 23 percent and return on invested capital increased significantly, reflecting the positive impact of executing our growth strategies and our actions to accelerate value creation. We will build on this momentum in 2007.”
Global Consolidated Net Income and Sales
          Total company net income for the fourth quarter 2006 was $871 million, or $.94 per share. Fourth quarter 2005 net income was $154 million, or $.16 per share
          The increase in fourth quarter 2006 net income reflects 8 percent higher sales, flat fixed costs, significantly improved operating results in the Agriculture & Nutrition and Performance Materials platforms and recovery from the fourth quarter 2005 impact of Gulf Coast hurricanes Katrina and Rita.

     Fourth quarter net income included $449 million, or $.49 per share from significant items (see Schedule B), principally tax benefits realized and insurance recoveries, partly offset by charges for restructuring, an asset impairment, and adjustments having considered the provisions of the recently issued SEC Staff Accounting Bulletin (SAB) 108. Fourth quarter 2005 net income included a significant item benefit of $28 million or $.03 per share (see Schedule B).
     Consolidated net sales for the fourth quarter were $6.3 billion, up 8 percent versus the fourth quarter 2005 including 2 percent higher local selling prices, and a 2 percent currency benefit. Worldwide volumes grew 4 percent, primarily from strong volume growth outside the United States reflecting higher sales of engineering and packaging polymers, elastomers, and crop protection and seed products. Volume in the United States reflects lower sales into residential construction and automotive markets, largely due to customers’ efforts to reduce inventories. Global volume growth also reflects post-hurricane recovery, principally in the titanium dioxide business.

	Three Months Ended		Percentage Change Due to:
	December 31, 2006		Local	Currency
(Dollars in billions)	$	% Change	Price	Effect	Volume
U.S.	$2.2	(3)%	2	—	(5)
Europe	1.9	16	2	6	8
Asia Pacific	1.2	12	2	—	10
Canada & Latin America	1.0	15	2	1	12

Total Consolidated Sales	$6.3	8%	2	2	4
Earnings Per Share
The table below shows the variances in fourth quarter 2006 earnings per share (EPS) versus fourth quarter 2005, by major element:
EPS ANALYSIS

4th Quarter
EPS - 2005	$.16

4Q’05 Significant item (see Schedule B)	$(.03)

Local prices	.09
Variable costs	(.07)
Volume	.10
Fixed costs	.07
Other income	.07
Currency/Interest	.04
Income taxes /Other	.02

4Q’06 Significant items (see Schedule B)	.49

EPS - 2006	$.94

Business Segment Performance
     Segment pretax operating income (PTOI) for fourth quarter 2006 was $576 million, up 45 percent compared to $396 million in the fourth quarter 2005. Segment PTOI and percentage changes versus fourth quarter 2005 are shown in the table below.

	Three Months Ended December 31,
PRETAX OPERATING INCOME*			% Change
(Dollars in millions)	2006	2005	vs. 2005
Agriculture & Nutrition	$(350)	$(272)	n/m	**
Coatings & Color Technologies	282	153	84
Electronic & Communication Technologies	118	96	23
Performance Materials	126	55	129
Pharmaceuticals	240	203	18
Safety & Protection	211	212	—
Other	(51)	(51)	—

Total	$576	$396	45%

*	See Schedule B for detail of significant items.

**	Percentage change not meaningful (n/m).

			Percentage
	Three Months Ended		Change Due to:
SEGMENT SALES*	December 31		Local	Currency
(Dollars in billions)	$	% Change	Price	Effect	Volume
Agriculture & Nutrition	$1.1	17%	2	2	13
Coatings & Color Technologies	1.6	7	1	3	3
Electronic & Communication Technologies	0.9	3	2	1	—
Performance Materials	1.7	7	2	2	3
Safety & Protection	1.4	5	2	1	2

*	Segment sales include intersegment transfers and a pro rata share of affiliates’ sales.
Agriculture & Nutrition
•	PTOI loss of $350 million reflects normal seasonality and significant items, principally a $194 million restructuring charge. Excluding the significant items, PTOI increased $114 million, largely due to higher sales in both seeds and crop protection chemicals.

•	Fourth quarter sales increased 17 percent to $1.1 billion. In seed products, increased sales reflect higher prices, share gains in the Southern Hemisphere and an earlier start to the 2007 corn marketing season in Western Europe. For crop protection chemicals, higher sales largely reflect gains in the Southern Hemisphere, including new products, and strong U.S. and European cereal herbicide sales, net of lower U.S. corn herbicide sales.
Coatings & Color Technologies
•	PTOI was $282 million versus $153 million earned in the hurricane-impacted fourth quarter 2005. Excluding significant items, PTOI increased 31 percent due to higher titanium dioxide sales and a gain on the sale of assets, which together more than offset the impact of lower automotive OEM coatings volumes.

•	Fourth quarter sales of $1.6 billion were up 7 percent. Higher volumes in the titanium dioxide business and higher prices in the coatings businesses more than offset lower volume in automotive OEM coatings.
Electronic & Communication Technologies
•	PTOI grew to $118 million due to gains in fluoroproducts, electronic materials and display technologies, partially offset by lower imaging technologies results.

•	Sales grew 3 percent to $911 million due to favorable currency and higher local prices. Sales growth was particularly strong in Europe for electronic materials.

Performance Materials
•	PTOI grew to $126 million from the $55 million earned in the hurricane-impacted fourth quarter 2005, primarily due to gains in performance elastomers and packaging and industrial polymers.

•	Sales rose 7 percent to $1.7 billion, reflecting volume, price and currency gains. Sales growth was particularly strong in Asia Pacific and Europe.
Safety & Protection
•	PTOI was $211 million versus $212 million earned in the prior year. Excluding significant items, PTOI was $245 million, up 16 percent reflecting strong sales and fixed cost productivity.

•	Fourth quarter sales were up 5 percent to $1.4 billion reflecting 2 percent higher volume and 3 percent higher USD prices. All regions outside the United States grew at modest rates, offsetting a slight decline in the United States.
Additional information on segment performance is available on the DuPont Investor Center website at www.dupont.com
Outlook
     The company reaffirmed its 2007 outlook of about $3.15 earnings per share. In 2007, the company expects modest volume gains as continued growth outside the United States is expected to outweigh slower growth in U.S. housing and automotive markets. Volatility in energy and ingredient costs is expected to continue, but for the full year, average costs are assumed to be about equal to 2006.
     The company will continue to advance its innovation projects, with a high priority on its differentiated bio-materials and biofuels technology platform. Additional customer-driven product launches are expected to help extend the company’s three-year positive pricing trend.
      The company’s 2007 cost productivity goal is to achieve savings of over $400 million to offset inflation and contribute to growth project spending. The company will continue to adjust capital and resource allocation among its businesses in an effort to further enhance return on invested capital. In addition, the company will continue implementing its previously announced restructuring programs in Coatings & Color Technologies and Agriculture & Nutrition.
     “We will build on our momentum in 2007, strengthened by the progress we have made with our productivity initiatives and growth strategies,” Holliday said. “We will continue our intense focus on customer-driven product innovations and cost productivity while advancing our exciting pipeline of new products, services, and technologies.”
Use of Non-GAAP Measures
     Management believes that measures of income excluding significant items (“non-GAAP” information) are meaningful to investors because they provide insight with respect to ongoing operating results of the company. Such measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedule E.

     DuPont is a science-based products and services company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.
Forward-Looking Statements: This news release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; seasonality of sales of agricultural products; and severe weather events that cause business interruptions, including plant and power outages, or disruptions in supplier and customer operations.
# # #

E. I. du Pont de Nemours and Company
Consolidated Income Statements
(Dollars in millions, except per share amounts )
SCHEDULE A

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net sales (a)	$6,276	$5,827	$27,421	$26,639
Other income, net (b), (c)	559	408	1,561	1,852

Total	6,835	6,235	28,982	28,491

Cost of goods sold and other operating charges (a), (b), (d), (e)	5,114	4,705	20,440	19,683
Selling, general and administrative expenses	824	799	3,224	3,223
Amortization of intangible assets	55	59	227	230
Research and development expenses	341	360	1,302	1,336
Interest expense	113	154	460	518
Separation charges — Textiles & Interiors (f)	—	—	—	(62)

Total	6,447	6,077	25,653	24,928

Income before income taxes and minority interests (g)	388	158	3,329	3,563
Provision for (benefit from) income taxes (h)	(465)	8	196	1,470
Minority interests in earnings (losses) of consolidated subsidiaries	(18)	(4)	(15)	37

Net income (i)	$871	$154	$3,148	$2,056

Basic earnings per share of common stock (i), (j)	$0.94	$0.16	$3.41	$2.08

Diluted earnings per share of common stock (i), (j)	$0.94	$0.16	$3.38	$2.07

Dividends per share of common stock	$0.37	$0.37	$1.48	$1.46

E. I. du Pont de Nemours and Company
Notes to Consolidated Income Statements
(Dollars in millions, except per share amounts )
a)	In the fourth quarter 2006, the company considered the provisions of the recently issued SEC Staff Accounting Bulletin 108 (SAB 108) and recorded sales on a destination basis which were historically recorded when shipped, and also adjusted accruals which were historically recorded on a lag-month basis. The impact of these changes in the fourth quarter and full year 2006 is a reduction to net sales of $107, pretax of $58 and net income of $39 or $.04 per share. Sales and Pretax amounts by segment were: $15 and $5 — Agriculture & Nutrition; $31 and $17 — Coatings & Color Technologies; $11 and $5 Electronic & Communication Technologies; $30 and $18 — Performance Materials; and $20 and $13 — Safety & Protection, respectively.

b)	Fourth quarter 2006 includes a benefit of $15 in Other income and a benefit of $78 in Cost of goods sold and other operating charges resulting from insurance recoveries relating to the damage suffered from hurricane Katrina in 2005. Pretax amounts for the fourth quarter 2006 items by segment were: $80 — Coatings & Color Technologies and $13 — Safety & Protection. Total year 2006 also includes the third quarter benefit of $50 in Cost of goods sold and other operating charges resulting from initial insurance recoveries relating to the damage suffered from hurricane Katrina in 2005. Pretax amounts by segment for the third quarter benefit were: $43 — Coatings & Color Technologies and $7 — Safety & Protection.

c)	Fourth quarter and total year 2006 includes a benefit of $90 related to interest on certain prior year tax contingencies which had been previously reserved and $61 of insurance recoveries, net of fees, which relate to asbestos litigation expenses incurred by the company in prior periods. Pretax amounts by segment for the insurance recoveries were: $7 — Agriculture & Nutrition; $19 — Coatings & Color Technologies; $10 — Electronic & Communication Technologies; $12 — Performance Materials; and $13 — Safety & Protection.

Total year 2005 includes a gain of $31 from sale of certain North American assets in the Safety & Protection segment, a gain of $23 resulting from the disposition of certain assets of DuPont Dow Elastomers LLC (DDE) to the Dow Chemical Company, a $28 benefit related to interest on certain prior year tax contingencies, and a gain of $48 resulting from the sale of the company’s equity interest in DuPont Photomasks, Inc.

d)	Fourth quarter 2006 includes a restructuring charge of $194 in the Agriculture & Nutrition segment associated with the investment and streamlining program announced during the quarter. The charge consists of employee separation and employee related costs of $64, primarily associated with the elimination of approximately 1,500 positions in the segment, and asset impairment costs of $130. Fourth quarter 2006 also includes an asset impairment charge of $47 associated with an underperforming industrial chemicals asset held for sale within the Safety & Protection segment. Year-to-date 2006 also includes a restructuring charge of $135 in the Coatings & Color Technologies segment in connection with the company’s plans to close and consolidate certain manufacturing and laboratory sites. The Coatings & Color Technologies charge consists of employee separation costs, primarily in Europe, for approximately 1,300 employees and other exit costs.

Results for the fourth quarter and full year 2005 include a benefit of $13 to reflect changes in estimates related to prior years’ restructuring programs.

e)	Total year 2005 includes third quarter charges of approximately $146 for charges associated with damaged facilities, inventory write-offs and clean-up costs related to hurricanes Katrina and Rita at several facilities and a charge of $34 related to the shutdown of an Elastomers manufacturing facility in the United States. Pretax charges by segment are: $113 — Coatings & Color Technologies; $11 — Performance Materials; and $22 — Safety & Protection.

f)	Total year 2005 includes a net gain of $62 relating to the disposition of four equity affiliates, partly offset by other separation activities.

E. I. du Pont de Nemours and Company
Notes to Consolidated Income Statements
(Dollars in millions, except per share amounts )
g)	Year-to-date 2005 includes $14 of operating income related to certain DDE assets that were disposed of on June 30, 2005.
h)	Fourth quarter 2006 includes a benefit of $479 for reversal of accruals related to tax settlements, reversals of tax valuation allowances, and the finalization of taxes related to the Company’s repatriation of foreign earnings under the American Jobs Creation Act of 2004 (AJCA). Year-to-date 2006 also includes a tax benefit of $31 associated with an increase in the deferred tax assets of a European subsidiary for a tax basis investment loss recognized on the local tax return and the reversal of $44 of income taxes associated with favorable settlement of certain prior-year tax contingencies which had been previously reserved.

Fourth quarter 2005 includes a benefit of $28 associated with lower than expected costs related to AJCA. Year-to-date 2005 includes $292 for repatriation of $9.1 billion under AJCA and a net tax benefit of $24 related to certain prior year tax contingencies previously reserved.
i)	In the fourth quarter of 2006, the company adopted the provisions of FSP AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” which prohibits the use of the accrue-in-advance method. Previously, the company had principally accrued in advance for significant planned major maintenance activities. As permitted by FSP AUG AIR-1, the company has early adopted the FSP’s provisions and retrospectively applied the defer and amortize method effective January 1, 2005, and as a result of the retrospective application, the fourth quarter and full year 2005 results differ from those previously reported. For the three and twelve months ended December 31, 2005, net income increased by $1 and $3, respectively, as a result of adoption of this FSP; however, there was no change to earnings per share amounts in either period. For the nine months ended September 30, 2006, there was no change to net income or earnings per share amounts previously reported. Retrospective application prior to January 1, 2005 was impractical due to the divestiture of INVISTA in 2004.

(j)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	Basic	Diluted	Basic	Diluted

2006	921,039,777	928,010,485	921,474,024	928,600,741
2005	941,433,495	948,329,588	982,192,597	988,954,063

E. I. du Pont de Nemours and Company
Schedules of Significant Items
(Dollars in millions, except per share amounts )
SCHEDULE B
SIGNIFICANT ITEMS

	Pretax		Aftertax			($ Per Share)
	2006	2005	2006		2005	2006		2005
1st Quarter — Total	$(128)	$—	$(50)		$—	$(0.05)		$—

2nd Quarter — Total	$—	$118	$31		$111	$0.03		$0.11

3rd Quarter — Total	$50	$(146)	$33		$(415)	$0.03		$(0.42)

4th Quarter:

Sales terms and expense accrual changes — SAB 108	$(58)	$—	$(39)		$—	$(0.04)		$—
Hurricane insurance recoveries	93	—	60		—	0.07		—
Asbestos insurance recoveries	61	—	40		—	0.04		—
Agriculture & Nutrition restructuring program	(194)	—	(119	) (a)	—	(0.13	) (a)	—
Impairment loss on asset held-for-sale	(47)	—	(31)		—	(0.03)		—
Income tax related items
AJCA related adjustments	—	—	20		28	0.02		0.03
Reversal of accruals related to tax settlements and valuation allowances	—	—	459		—	0.50		—
Reversal of interest on tax settlements	90	—	59		—	0.06		—

4th Quarter — Total	$(55)	$—	$449		$28	$0.49		$0.03

Full Year Total	$(133)	$(28)	$463		$(276)	$0.50		$0.27	(b)

(a)	Aftertax amount is net of minority interest benefit of $20 or $.02 per share.

(b)	Total year per share amounts do not equal the sum of the quarterly per share amounts due to changes in the average share calculations.
SIGNIFICANT ITEMS BY SEGMENT

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Agriculture & Nutrition	$(192)	$—	$(192)	$—
Coatings & Color Technologies	82	—	(10)	(113)
Electronic & Communication Technologies	5	—	5	48
Performance Materials	(6)	—	(6)	(8)
Safety & Protection	(34)	—	(27)	(22)
Other	—	—	—	39

Total (excluding Corporate)	$(145)	$—	$(230)	$(56)

See Notes to Consolidated Income Statements for additional details on significant items.

E. I. du Pont de Nemours and Company
Consolidated Segment Information (1)
(Dollars in millions )
SCHEDULE C

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
SEGMENT SALES (2), (3)	2006	2005	2006	2005
Agriculture & Nutrition	$1,095	$939	$6,329	$6,394
Coatings & Color Technologies	1,580	1,476	6,309	6,082
Electronic & Communication Technologies	911	881	3,814	3,658
Performance Materials	1,703	1,590	6,892	6,750
Safety & Protection	1,361	1,292	5,584	5,230
Other	12	13	57	52

Total Segment sales	6,662	6,191	28,985	28,166

Elimination of transfers	(67)	(66)	(305)	(294)
Elimination of equity affiliate sales	(319)	(298)	(1,259)	(1,233)

Consolidated net sales	$6,276	$5,827	$27,421	$26,639

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
PRETAX OPERATING INCOME/(LOSS) (PTOI) (3), (4)	2006	2005	2006	2005
Agriculture & Nutrition	$(350)	$(272)	$507	$862
Coatings & Color Technologies	282	153	795	528
Electronic & Communication Technologies	118	96	589	571
Performance Materials	126	55	627	523
Pharmaceuticals	240	203	819	751
Safety & Protection	211	212	1,080	982
Other	(51)	(51)	(134)	(78)

Total Segment PTOI	576	396	4,283	4,139

Exchange gains and losses (5)	(9)	80	(4)	445
Corporate expenses & net interest	(179)	(318)	(950)	(1,021)

Income before income taxes and minority interests	$388	$158	$3,329	$3,563

(1)	Certain reclassifications of segment data have been made to reflect changes in organizational structure.

(2)	Sales for the reporting segments include transfers and a pro rata share of equity affiliate sales.

(3)	Refer to the Notes to Consolidated Income Statements for additional information on significant items included in the reported results.

(4)	Prior period amounts have been adjusted to reflect the retrospective adoption of the provisions of FSP AUG AIR-1 as of December 31, 2006.

(5)	Net aftertax exchange activity for fourth quarter and full year were a loss of $11 and $30 for 2006 and a loss of $8 and $38 for 2005, respectively. Gains and losses resulting from the company’s hedging program are largely offset by associated tax effects.

E. I. du Pont de Nemours and Company
Consolidated Income Statement Data
(Dollars in millions, except per share amounts )
SCHEDULE D

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2006	2005	% Change	2006	2005	% Change
Consolidated net sales	$6,276	$5,827	8%	$27,421	$26,639	3%
Segment sales	6,662	6,191	8	28,985	28,166	3
Segment PTOI	576	396	45	4,283	4,139	3
Adjusted EBIT*	418	270	55	3,667	3,884	(6)
Adjusted EBITDA*	756	609	24	5,019	5,209	(4)
Income before income taxes and minority interests	388	158	146	3,329	3,563	(7)
Diluted EPS	0.94	0.16	n/m	3.38	2.07	63

*	See Reconciliation of Non-GAAP Measures (Schedule E).

E. I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts )
SCHEDULE E
Reconciliations of Adjusted EBIT / Adjusted EBITDA to Consolidated Income Statements

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Income before income taxes and minority interests	$388	$158	$3,329	$3,563
Less: Minority interest in earnings (losses) of consolidated subsidiaries (1)	20	4	16	(40)
Add: Net interest expense (2)	10	108	322	361

Adjusted EBIT	418	270	3,667	3,884
Add: Depreciation and amortization (3)	338	339	1,352	1,325

Adjusted EBITDA	$756	$609	$5,019	$5,209

(1) Excludes income taxes.
(2) Includes interest expense plus amortization of capitalized interest less interest income.
(3) Excludes amortization of capitalized interest.
Reconciliation of Segment PTOI

	Three Months Ended
	December 31,
	2006	2005

Segment PTOI before Significant Items	$721	$396
Significant Items included in fourth quarter PTOI (per Schedule B)	(145)	—

Segment PTOI	$576	$396

Reconciliation of Segment Sales

	Three Months Ended
	December 31,
	2006	2005

Segment sales before Significant Items	$6,769	$6,191
Significant Items included in fourth quarter segment sales (per Schedule B)	(107)	—

Segment sales	$6,662	$6,191

Calculation of Segment PTOI as a Percent of Segment Sales

	Three Months Ended
	December 31,
	2006	2005	% Change

Segment PTOI before Significant Items	$721	$396	82%

Segment sales before Significant Items	6,769	6,191	9

Segment PTOI as a percent of segment sales	10.65%	6.40%

E. I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts )
SCHEDULE E (continued)
Reconciliation of Earnings Per Share (EPS)

	Three Months Ended
	December 31,
	2006	2005	% Change

Earnings per share before Significant Items	$0.45	$0.13	246%
Significant Items included in EPS	0.49	0.03	n/m

Reported EPS	$0.94	$0.16	488%

	Twelve Months Ended
	December 31,
	2006	2005	% Change

Earnings per share before Significant Items	$2.88	$2.34	23%
Significant Items included EPS	0.50	(0.27)	n/m

Reported EPS	$3.38	$2.07	63%

Reconciliation of Earnings Per Share (EPS) Outlook

	Year Ended
	December 31,
	2007	2006	2005
	Outlook	Actual	Actual
Earnings per share — excluding Significant Items	$3.15	$2.88	$2.34
Significant Items included EPS:
Agriculture & Nutrition — restructuring charges	—	(0.13)	—
Coatings & Color Technologies — restructuring charges	—	(0.10)	—
American Jobs Creation Act	—	0.02	(0.29)
Hurricane related items	—	0.10	(0.09)
Asbestos insurance recovery	—	0.04	—
Asset impairment — Safety & Protection	—	(0.03)	—
Sales terms and expense accrual changes — SAB 108	—	(0.04)	—
Textiles & Interiors — separation charges	—	—	0.03
Sale of Photomasks stock	—	—	0.03
Corporate tax-related items	—	0.64	0.05

Net benefit/(charge) for Significant Items	—	0.50	(0.27)

Reported EPS	$3.15	$3.38	$2.07

E. I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts )
SCHEDULE E (continued)
Reconciliations of Base Income Tax Rate to Effective Income Tax Rate

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Income before income taxes and minority interests	$388	$158	$3,329	$3,563
Remove: Significant Items — charge/(benefit)	55	—	133	28
Net exchange (gains)/losses	9	(80)	4	(445)

Income before income taxes, significant items, exchange gains/losses and minority interests	$452	$78	$3,466	$3,146

Provision for income taxes	$(465)	$8	$196	$1,470
Remove: (expense)/benefit
Tax on Significant Items	484	28	576	(248)
Tax on exchange gains	(2)	(88)	(26)	(483)

Provision for income taxes, excluding taxes on Significant Items and exchange gains	$17	$(52)	$746	$739

Effective income tax rate	(119.8)%	5.1%	5.9%	41.3%
Base income tax rate	3.8%	(66.7)%	21.5%	23.5%
The base income tax rate in the fourth quarter 2006 as compared to the fourth quarter 2005 is impacted by the regional mix of earnings, end of year full year tax rate adjustments, the effect of tax law changes in several foreign jurisdictions, tax reserve releases, and the disruptions to business suffered as a result of the Gulf Coast Hurricanes in 2005.
Net income for the full year 2006 reflects a lower than expected base tax rate because of the change in geographic mix of earnings and fruition of tax planning strategies.

E. I. du Pont de Nemours and Company
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share amounts )
SCHEDULE E (continued)
Reconciliations of Fixed Costs as a Percent of Sales

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Total charges and expenses — Consolidated Income Statements	$6,447	$6,077	$25,653	$24,928
Remove:
Interest expense	113	154	460	518
Fixed costs — Textiles & Interiors	—	—	—	18
Separation charges — Textiles & Interiors	—	—	—	(62)
Variable costs (1)	3,234	2,939	13,301	12,407
Significant Items — charge/(benefit) (2)	114	—	199	180

Fixed cost	$2,986	$2,984	$11,693	$11,867

Consolidated net sales	$6,276	$5,827	$27,421	$26,639
Add: Significant Items included in net sales	107	—	107	—

Adjusted consolidated net sales	$6,383	$5,827	$27,528	$26,639

Fixed costs as a percent of adjusted consolidated net sales	46.8%	51.2%	42.5%	44.5%

(1)	Includes variable manufacturing costs, freight, commissions and other selling expenses which vary with the volume of sales.

(2)	See Schedule B and Notes to Consolidated Income Statements for detail of significant items.